Exhibit 23.9

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of BP Midstream Partners LP of our report dated February 26, 2016, relating to the financial statements of Mars Oil Pipeline Company LLC, which appears in Amendment No. 2 to such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

October 13, 2017